Agassi Sports Entertainment Announces Brand Partnership Agreement with Stefanie Graf

Championing the Next Era of Racquet Sports With a Global Icon

Las Vegas, NV. / November 25, 2025 - Agassi Sports Entertainment (OTC PINK:AASP) is pleased to announce it has entered into an advisory and brand partnership agreement with Stefanie Graf, the 22-time Grand Slam tennis champion and the wife of longtime significant shareholder and co-founder of Agassi Sports Entertainment, Andre Agassi.

In her role, Ms. Graf will serve as a brand partner of AASP and play an active role in advising the company on strategic direction in the global racquet sport industry and promote the Agassi Sports Entertainment brand throughout the world. Ms. Graf will work with the company on events, branding opportunities, and technology, as well as allow ASE to use and market the iconic Graf name as determined in consultation with her.

Commenting on her role, Ms. Graf said, “Tennis has been a big part of my life, so the opportunity to grow racquet sports as a whole with Andre is very exciting. In the past few years, pickleball specifically has become such a fun way for me, Andre, and our family to stay fit, active, and competitive. No matter one’s age or skill level, everyone can use pickleball to build confidence, friendships, and a lifelong love of being active. Pickleball is quickly becoming accessible in the U.S., but there is a significant opportunity to expand globally, particularly in Europe and my home country of Germany, where interest and enthusiasm is growing. I’m very excited at the prospect of helping to further that growth.”

Commenting for Agassi Sports Entertainment, Co-Founder and CEO Ronald Boreta stated, “Our entire team is excited to be working with Stefanie Graf to grow and influence the racquet sport industry worldwide. Agassi Sports Entertainment intends to work with best-in-class brands and partners, and the success Ms. Graf has seen both on and off the court exemplifies these ideals. As a publicly traded company, we believe that this brand partnership accelerates our efforts to provide value to investors interested in participating in the rapidly growing global racquet sports industry.”

This announcement follows ASE’s recently disclosed multi-year partnership with IBM to develop an AI-powered digital platform for the global racquet sports community. Together, these initiatives reflect ASE’s commitment to combining world-class athletic insight with advanced technology to expand participation and create new opportunities across racquet sports.

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About Agassi Sports Entertainment Corp.

Agassi Sports Entertainment Corp. (OTC PINK:AASP) is a vibrant sports entertainment, content, media, and technology company focused on bringing together sports communities under one brand. We believe we are uniquely positioned to become a leader in the racquet sports space, including pickleball and padel. Our strategy centers on working to consolidate, promote, and grow the highly opportunistic industry through various organic and transactional efforts worldwide. For more information, see www.agassisports.com.

Contact:

Ron Boreta

Co-Founder, CEO, and Director Agassi Sports Entertainment Corp.

ron@agassisports.com

702-400-4005